Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated 23 September 2004, with respect to the Balance Sheets of Bank-X IP (internet protocol) trading exchange business (the “Division”) as of 31 December 2003 and 2002, and the related Profit and Loss Accounts, Statements of Total Recognised Gains and Losses, Reconciliation of Movements in Divisional Funds and Cash Flow Statements for each of the years in the two-year period ended 31 December 2003, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

Our report dated 23 September 2004 contains an explanatory paragraph that states that the Division’s recurring losses from operations and has a net divisional deficit that may raise substantial doubt about its ability to continue as a going concern. The special purpose financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated 23 September 2004 contains an explanatory paragraph that states accounting principles generally accepted in United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

KPMG LLP

London, England

23 November 2004